Exhibit 99

RPC, Inc. Reports Fourth Quarter 2020 Financial Results

ATLANTA, January 27, 2021 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2020. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2020, revenues were $148.6 million, a decrease of 37.0 percent compared to $236.0 million in the fourth quarter of 2019. Operating loss for the fourth quarter of 2020 was $21.6 million compared to an operating loss of $27.9 million in the same period of the prior year. Adjusted operating loss for the fourth quarter of 2020 was $11.3 million compared to an adjusted operating loss of $17.3 million in the same period of the prior year.1 Net loss for the fourth quarter of 2020 was $10.2 million, or $0.05 loss per share, compared to a net loss of $23.4 million, or $0.11 loss per share, in the fourth quarter of 2019. Adjusted net loss for the fourth quarter of 2020 was $6.8 million, or $0.03 adjusted loss per share, compared to an adjusted net loss of $13.9 million, or $0.07 adjusted loss per share, in the fourth quarter of 2019.2 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2020 was negative $2.5 million, compared to EBITDA of $12.6 million in the same period of the prior year.3 Adjusted EBITDA for the fourth quarter of 2020 was $7.8 million compared to adjusted EBITDA of $23.2 million in the same period of the prior year.3

For the 12 months ended December 31, 2020, revenues decreased to $598.3 million compared to $1.22 billion last year. Net loss for the 12 months ended December 31, 2020 was $212.2 million, or $1.00 loss per share, compared to a net loss of $87.1 million, or $0.41 loss per share last year. Adjusted net loss for the 12 months ended December 31, 2020 was $58.1 million, or $0.27 loss per share, compared to an adjusted net loss for the 12 months ended December 31, 2019 of $26.5 million, or $0.12 adjusted loss per share. 2

Cost of revenues during the fourth quarter of 2020 was $117.9 million, or 79.3 percent of revenues, compared to $176.9 million, or 75.0 percent of revenues, during the fourth quarter of 2019. Cost of revenues declined primarily due to decreases in expenses consistent with lower activity levels and RPC’s cost reduction initiatives. Cost of revenues as a percentage of revenues increased primarily due to lower pricing for our services and labor inefficiencies resulting from lower activity levels in the fourth quarter as compared to the prior year.

1 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measure, is disclosed in Appendix C to this press release.

Fourth Quarter 2020 Earnings Release

Selling, general and administrative expenses were $26.0 million in the fourth quarter of 2020 compared to $36.8 million in the fourth quarter of 2019. These expenses decreased due to lower employment costs, primarily the result of cost reduction initiatives during previous quarters. Depreciation and amortization was $18.0 million in the fourth quarter of 2020 compared to $40.3 million in the fourth quarter of 2019. The depreciation and amortization decline was primarily due to asset impairment charges recorded in previous quarters which decreased RPC’s depreciable property, plant and equipment, as well as lower capital expenditures. RPC also recorded impairment and other charges of $10.3 million during the quarter. These charges included a non-cash pension settlement loss of $4.6 million and costs to finalize the disposal of our former sand facility.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2020 increased by $32.0 million compared to the prior quarter, or 27.5 percent, due to activity increases in most of our service lines. Cost of revenues during the fourth quarter of 2020 increased by $17.0 million, or 16.9 percent, due to expenses which increase with higher activity levels such as materials and supplies and employment expenses. As a percentage of revenues, cost of revenues decreased from 86.5 percent in the third quarter of 2020 to 79.3 percent in the fourth quarter due to more efficient labor utilization and the leverage of higher revenues over direct costs, which are relatively fixed during the short term. RPC’s operating loss in the fourth quarter of 2020 was $21.6 million, compared with an operating loss of $31.8 million in the third quarter. RPC’s adjusted operating loss for the fourth quarter of 2020 was $11.3 million.1 Adjusted EBITDA for the fourth quarter of 2020 was $7.8 million compared to negative adjusted EBITDA of $12.3 million in the third quarter of 2020.3

The average U.S. domestic rig count during the fourth quarter of 2020 was 311, a 62.1 percent decrease compared to the same period in 2019, but a 22.4 percent increase compared to the third quarter of 2020. The average price of oil during the fourth quarter was $42.62 per barrel, a 24.9 percent decrease compared to the same period in 2019, but a 4.4 percent increase compared to the third quarter of 2020. The average price of natural gas during the fourth quarter was $2.50 per Mcf, a 3.7 percent increase compared to the same period in 2019, and a 25.0 percent increase compared to the third quarter of 2020.

Management Commentary

“Our fourth quarter activity levels improved sequentially for the first time since 2016, consistent with several key oilfield metrics,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The holiday slowdown this year was less pronounced as customers emphasized completing drilled but uncompleted wells before the end of the year.

“As 2021 begins, we have greater visibility into near term activity levels than in the recent past and expect activity levels to continue to improve as the year progresses. Yet, we remain cautious with respect to capital expenditures until financial returns improve. Our operating plans for 2021 include low capital spending, continued expense management, and improved profitability. We finished the year with $84.5 million in cash, an increase of $34.5 million compared to $50.0 million at the end of the prior year,” concluded Hubbell.

Fourth Quarter 2020 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services quarterly revenues decreased by 36.5 percent compared to the same period of the prior year due to significantly lower activity and pricing. On a sequential basis, Technical Services revenues increased by 27.2 percent compared to the prior quarter due to increased activity levels in most of the segment’s service lines as a result of higher completion activity. Support Services revenues decreased by 43.6 percent during the quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues increased by 32.1 percent compared to the prior quarter due to higher drilling activity. Both operating segments narrowed their operating losses during the fourth quarter of 2020 compared to the third quarter due to higher activity levels.

(in thousands)	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Revenues:
Technical Services	$138,978	$109,278	$218,886	$556,488	$1,145,554
Support Services	9,659	7,310	17,111	41,814	76,855
Total revenues	$148,637	$116,588	$235,997	$598,302	$1,222,409
Operating (loss) profit:
Technical Services	$(11,277)	$(24,941)	$(17,155)	$(82,525)	$(32,993)
Support Services	(2,575)	(3,840)	1,173	(6,714)	10,016
Corporate expenses	577	(6,534)	(2,067)	(12,426)	(12,745)
Impairment and other charges *	(10,318)	-	(10,623)	(217,493)	(82,273)
Gain on disposition of assets, net	1,947	3,563	797	9,523	3,707
Total operating loss	$(21,646)	$(31,752)	$(27,875)	$(309,635)	$(114,288)
Interest expense	(116)	(73)	(73)	(373)	(334)
Interest income	65	29	330	496	1,906
Other income (expense), net	1,101	769	160	81	(385)

Loss before income taxes	$(20,596)	$(31,027)	$(27,458)	$(309,431)	$(113,101)

*  December 2020 represents $5,658 of impairment charges related to Technical Services and $4,660 related to pension settlement loss.

   December 2019 represents $10,623 of impairment charges related to Technical Services.

Fourth Quarter 2020 Earnings Release

RPC, Inc. will hold a conference call today, January 27, 2021 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 4396386. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including our expectations that activity levels will continue to improve as the year progresses and our plans for 2021 for low capital spending, expense management and improved profitability. Such risks include changes in general global business and economic conditions, including the decline in prices of oil and natural gas; the combined impact of the OPEC disputes and the COVID-19 pandemic on our operations; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of the OPEC cartel, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Fourth Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
REVENUES	$148,637	$116,588	$235,997	$598,302	$1,222,409
COSTS AND EXPENSES:
Cost of revenues	117,886	100,872	176,882	480,739	919,595
Selling, general and administrative expenses	26,017	32,376	36,842	123,698	168,127
Impairment and other charges	10,318	-	10,623	217,493	82,273
Depreciation and amortization	18,009	18,655	40,322	95,530	170,409
Gain on disposition of assets, net	(1,947)	(3,563)	(797)	(9,523)	(3,707)
Operating loss	(21,646)	(31,752)	(27,875)	(309,635)	(114,288)
Interest expense	(116)	(73)	(73)	(373)	(334)
Interest income	65	29	330	496	1,906
Other income (expense), net	1,101	769	160	81	(385)
Loss before income taxes	(20,596)	(31,027)	(27,458)	(309,431)	(113,101)
Income tax benefit	(10,357)	(14,590)	(4,096)	(97,239)	(25,990)
NET LOSS	$(10,239)	$(16,437)	$(23,362)	$(212,192)	$(87,111)

LOSS PER SHARE
Basic	$(0.05)	$(0.08)	$(0.11)	$(1.00)	$(0.41)
Diluted	$(0.05)	$(0.08)	$(0.11)	$(1.00)	$(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	212,708	212,544	212,029	212,492	212,221
Diluted	212,708	212,544	212,029	212,492	212,221

Fourth Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$84,496	$50,023
Accounts receivable, net	161,771	242,574
Inventories	82,918	100,947
Income taxes receivable	82,943	24,145
Prepaid expenses	9,124	10,459
Assets held for sale	4,032	5,385
Other current assets	3,075	3,325
Total current assets	428,359	436,858
Property, plant and equipment, net	264,411	516,727
Operating lease right-of-use assets	27,270	33,850
Goodwill	32,150	32,150
Other assets	38,315	33,633
Total assets	$790,505	$1,053,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$41,080	$53,147
Accrued payroll and related expenses	18,428	19,641
Accrued insurance expenses	5,489	7,540
Accrued state, local and other taxes	2,788	2,427
Income taxes payable	1,115	1,534
Current portion of operating lease liabilities	9,192	10,625
Other accrued expenses	1,473	6,488
Total current liabilities	79,565	101,402
Long-term accrued insurance expenses	11,822	14,040
Long-term pension liabilities	33,080	39,254
Long-term operating lease liabilities	21,090	28,378
Other long-term liabilities	49	2,492
Deferred income taxes	13,332	37,319
Total liabilities	158,938	222,885
Common stock	21,495	21,443
Capital in excess of par value	-	-
Retained earnings	627,778	832,113
Accumulated other comprehensive loss	(17,706)	(23,223)
Total stockholders' equity	631,567	830,333
Total liabilities and stockholders' equity	$790,505	$1,053,218

Fourth Quarter 2020 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Loss to Adjusted Operating Loss, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reconciliation of Operating Loss to Adjusted Operating Loss

Operating Loss	$(21,646)	$(31,752)	$(27,875)	$(309,635)	$(114,288)
Add:
Impairment and other charges	10,318	-	10,623	217,493	82,273
Adjusted Operating Loss	$(11,328)	$(31,752)	$(17,252)	$(92,142)	$(32,015)

Fourth Quarter 2020 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to Adjusted Net Loss and the Reconciliation of Loss Per Share to Adjusted Loss Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reconciliation of Net Loss to Adjusted Net Loss

Net Loss	$(10,239)	$(16,437)	$(23,362)	$(212,192)	$(87,111)
Add:
Discrete tax adjustments	(4,581)	(3,564)	3,468	16,722	(3,276)
Impairment and other charges, net of tax	7,980	-	5,957	137,392	63,904
Total Impact of Discrete tax adjustments and Impairment and other charges	3,399	(3,564)	9,425	154,114	60,628
Adjusted Net Loss	$(6,840)	$(20,001)	$(13,937)	$(58,078)	$(26,483)
Reconciliation of Loss Per Share to Adjusted Loss Per Share

Loss Per Share	$(0.05)	$(0.08)	$(0.11)	$(1.00)	$(0.41)

Total Impact of Discrete tax adjustments and Impairment and other charges	0.02	(0.02)	0.04	0.73	0.29

Adjusted Loss Per Share	$(0.03)	$(0.09)	$(0.07)	$(0.27)	$(0.12)

Weighted Average Shares Outstanding	212,708	212,544	212,029	212,492	212,221

Fourth Quarter 2020 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
Net Loss	$(10,239)	$(16,437)	$(23,362)	$(212,192)	$(87,111)
Add:
Income tax benefit	(10,357)	(14,590)	(4,096)	(97,239)	(25,990)
Interest expense	116	73	73	373	334
Depreciation and amortization	18,009	18,655	40,322	95,530	170,409
Less:
Interest income	65	29	330	496	1,906
EBITDA	$(2,536)	$(12,328)	$12,607	$(214,024)	$55,736
Add:
Impairment and other charges	10,318	-	10,623	217,493	82,273
Adjusted EBITDA	$7,782	$(12,328)	$23,230	$3,469	$138,009